Exhibit 107

Calculation of Filing Fee Table

FORM 424(b)(7)

(Form Type)

ADT Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(r)(1)	74,750,000	$6.50	$481,731,250.00	0.00014760	$71,103.54
TOTAL	—	—	—	—	—	$481,731,250.00	—	$71,103.54
(1)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333-277698), which was filed on March 6, 2024, in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

(2)	Includes 9,750,000 shares of Common Stock that may be purchased by the underwriters upon the exercise of their option to purchase additional shares.